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                          LINCOLN NATIONAL CORPORATION

           EXHIBIT 12 - HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES


                                                                                 Year Ended December 31,
                                                        -----------------------------------------------------------------------
     (in millions of dollars)                                    2002        2001          2000         1999          1998
-------------------------------------------------------------------------------------------------------------------------------
Income before Federal Income Taxes and Cumulative
  Effect of Accounting Changes                               $      1.6   $    764.1    $    836.3   $    570.0    $    697.4
Equity Loss (Earnings) in
  Unconsolidated Affiliates                                         0.6         (5.7)          0.4         (5.8)         (3.3)
Sub-total of Fixed Charges                                        118.9        147.5         168.9        160.9         144.1
                                                             ----------   ----------    ----------   ----------    ----------
  Sub-total of Adjusted Net Income                                121.1        905.9       1,005.6        725.1         838.2
Interest on Annuities & Financial Products                      1,617.1      1,506.0       1,474.2      1,510.4       1,446.2
                                                             ----------   ----------    ----------   ----------    ----------
  Adjusted Income Base                                          1,738.2      2,411.9       2,479.8      2,235.5       2,284.4

Rent Expense                                                       67.0         79.4          88.4         81.5          81.3

FIXED CHARGES:
Interest and Debt Expense                                          96.6        121.0         139.5        133.7         117.1
Rent (Pro-rated)                                                   22.3         26.5          29.4         27.2          27.0
                                                             ----------   ----------    ----------   ----------    ----------
  Sub-total Fixed Charges                                         118.9        147.5         168.9        160.9         144.1
Interest on Annuities & Financial Products                      1,617.1      1,506.0       1,474.2      1,510.4       1,446.2
                                                             ----------   ----------    ----------   ----------    ----------
  Sub-total Fixed Charges                                       1,736.0      1,653.5       1,643.1      1,671.3       1,590.3
Preferred Dividends (Pre-tax)                                       0.1          0.1           0.1          0.1           0.1
                                                             ----------   ----------    ----------   ----------    ----------
  Total Fixed Charges                                        $  1,736.1   $  1,653.6    $  1,643.2   $  1,671.4    $  1,590.4

RATIO OF EARNINGS TO FIXED CHARGES:
Ratio of Earnings to Fixed Charges (Including Interest
  on Annuities and Financial Products)(1)                          1.00         1.46          1.51         1.34          1.44

Excluding Interest on Annuities
  and Financial Products(2)                                        1.02         6.14          5.95         4.51          5.82

Ratio of Earnings to Combined
Fixed Charges and Preferred Stock Dividends(3)                     1.00         1.46          1.51         1.34          1.44

(1) For purposes of determining this ratio, earnings consist of income before Federal income taxes and cumulative effect of accounting changes, if any, adjusted for the difference between income or losses from unconsolidated equity investments and cash distributions from such investments, plus fixed charges. Fixed charges consist of 1) interest and debt expense on short and long-term debt and distributions to minority interest-preferred securities of subsidiary companies; 2) interest on annuities and financial products and; 3) the portion of operating leases that are representative of the interest factor.

(2) Same as the ratio of earnings to fixed charges, except fixed charges and earnings in this calculation do not include interest on annuities and financial products. This coverage ratio is not required, but is provided as additional information. This ratio is commonly used by individuals who analyze LNC's results.

(3) Same as the ratio of earnings to fixed charges, including interest on annuities and financial products, except that fixed charges include the pre-tax earnings required to cover preferred stock dividend requirements.